FORM OF FEDERAL TAX OPINION OF COUNSEL





___________, 2000



Board of Directors
First Federal Savings and Loan Association of Olathe
100 East Park Street
Olathe, Kansas 66061

          Re: Federal Income Tax Consequences Relating to Conversion of the Association from a Federal Mutual Savings and Loan Association to a Federal Stock Savings and Loan Association and the Acquisition of the Stock Institution's Stock by a Stock Holding Company
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Gentlemen:

         In accordance with your request, set forth herein is the opinion of this firm relating to the federal income tax consequences of the proposed conversion of First Federal Savings and Loan Association of Olathe (the "Association") from a federal mutual savings and loan association to a federal stock savings and loan association (the "Stock Association"), and the acquisition of the Stock Association's capital stock by First Federal of Olathe Bancorp, Inc. (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors on October 13, 1999 (the "Plan of Conversion"). The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set fort in the section of this letter entitled "OPINION"

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate.

         In issuing our opinion, we have assumed that the Plan of Conversion has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held; that the Association will comply with the terms and conditions of the Plan of Conversion, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Conversion under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above. Terms used herein but not defined herein, whether capitalized or not, shall have the same meaning as set forth in the Plan of Conversion.

         For purposes of this opinion, we are also relying on the representations provided to us by the Association as described in the Affidavit of the Association's President and Chief Executive Officer as attached hereto and incorporated herein.



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Board of Directors
First Federal Savings and Loan Association of Olathe
____________, 2000
Page 2



         In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         The Association, with its headquarters in Olathe, Kansas is a federally-chartered mutual savings and loan association. As a mutual savings and loan association, the Association has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Association belong to the deposit account holders of the Association, hereinafter sometimes referred to as "depositors." A depositor of the Association has a right to share, pro rate, with respect to the withdrawal value of his respective Deposit Account in any liquidation proceeds distributed in the event the Association is ever liquidated. In addition, a depositor of the Association is entitled to interest in his account balance as fixed and paid by the Association.

         In order to provide organizational and economic strength to the Association, the Board of Directors has adopted the plan of Conversion whereby the Association will convert itself into a federally-chartered stock savings bank, the stock of which will be held entirely by the Holding Company. The Holding Company will acquire the stock of the Stock Association by purchase, in exchange for a portion of the proceeds from the Conversion. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the proceeds received from the Conversion. The aggregate sales price of the Conversion Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Holding Company and the Stock Association. The Conversion and sale of the Conversion Stock will be subject to the applicable regulatory approval and the approval by the affirmative vote of a majority of the Members of the Association.

         The Association shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Stock Association for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the Stock Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Deposit Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his Deposit Account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

         In the unlikely event of a complete liquidation of the Stock Association (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their deposit accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Deposit Accounts then held, before any liquidation distribution may be made to any holders of the Stock Association's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Savings Accounts and other


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Board of Directors
First Federal Savings and Loan Association of Olathe
____________, 2000
Page 3



liabilities, or similar transaction with a Federal Deposit Insurance Corporation ("FDIC") institution, in which the Stock Association is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

         Following the Conversion, voting rights in the Stock Association will rest exclusively with the shareholder of stock in the Stock Association, which will be the Holding Company. Voting rights in the Holding Company will rest exclusively with the holders of its capital stock. The Conversion will not interrupt the business of the Association, and its business will continue as usual under the Stock Association. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Conversion except to the extent funds or deposits are used to pay for Holding Company Conversion Stock. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Association after the Conversion. Following the Conversion, the Stock Association will continue to engage in the same business as the Association immediately prior to the Conversion, and the Stock Association will continue to have its savings accounts insured by the Federal Deposit Insurance Corporation up to applicable limits.

         Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.


                             LIMITATIONS ON OPINION

         Our opinions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code") including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state or city tax consequences of the Conversion under any section of the Code except if and to the extent specifically addressed.

                                     OPINION

         Based on the foregoing, and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed Conversion:

          1. The conversion of the Association from mutual to stock form will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by the Association in either its mutual form or its stock form by reason of the proposed conversion.

          2. No gain or loss will be recognized by the Association upon the receipt of money from Holding Company for stock of the Stock Association; and no gain or loss will


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Board of Directors
First Federal Savings and Loan Association of Olathe
____________, 2000
Page 4


               be recognized by the Holding Company upon the receipt of money for common stock of the Holding Company. (Code Section 1032(a)).

          3. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Association upon the issuance to them of withdrawable deposit accounts in the Stock Association plus an interest in the liquidation account of Stock Association in exchange for their deposit accounts in the Association in its mutual form. (Code Section 354(a)).

          4. Assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of an account holder's deposit accounts in the Stock Association will be the same as the basis of the account holder's deposit accounts in the Association in its mutual form.

          5. Assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero.

          6. The basis of the Holding Company common stock to its shareholders will be the purchase price thereof and a shareholder's holding period for Holding Company common stock acquired through the exercise of subscription rights shall begin on the date of consummation of the Conversion. (Code Sections 1012 and 1223(6)).


                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the Application for Conversion on Form AC ("Form AC") of the Association filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.

                                 USE OF OPINION

         This opinion is rendered solely for the benefit of the Holding Company and the Association in connection with the proposed transactions described herein and is not to be relied upon or used for any other purpose without our prior written consent.



                                   Very truly yours,



                                   LUSE LEHMAN GORMAN POMERENK & SCHICK
                                   A Professional Corporation